Exhibit 99.1

Contacts:	Investor Contact:	Media Contact:
	Amedisys, Inc.	Amedisys, Inc.
	Kevin LeBlanc	Jacqueline Chen Valencia
	Director of Investor	Senior Vice President
	Relations	Marketing & Communications
	(225) 292-2031	(225) 295-9688
	kevin.leblanc@amedisys.com	jacqueline.chen@amedisys.com

CORRECTING AND REPLACING AMEDISYS REPORTS THIRD QUARTER REVENUE AND

EARNINGS, UPDATES 2010 GUIDANCE

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 A.M. ET

CORRECTION…by Amedisys, Inc.

BATON ROUGE, Louisiana (October 26, 2010) — In the guidance information the share count for its guidance should be 28.5 million shares (instead of 28.8 million shares).

The corrected release reads:

AMEDISYS REPORTS THIRD QUARTER REVENUE AND EARNINGS

UPDATES 2010 GUIDANCE

BATON ROUGE, Louisiana (October 26, 2010) — Amedisys, Inc. (NASDAQ: AMED), a leading home health and hospice company, today reported its financial results for the three and nine-month periods ended September 30, 2010. Net service revenue increased 4.2% while net income attributable to Amedisys, Inc., decreased 39.8% compared to the three-month period ended September 30, 2009.

Three-Month Periods Ended September 30, 2010 and 2009

•	Net service revenue increased $16.4 million or 4.2% to $404.7 million compared to $388.3 million in 2009, with $8.4 million of the increase related to growth through base/start-up agencies.

•	Net income attributable to Amedisys, Inc. decreased $14.3 million or 39.8% to $21.6 million compared to $35.9 million in 2009.

•

Diluted earnings per share decreased 41.0% to $0.76 compared to $1.29 per diluted share in 2009. The weighted average number of diluted shares outstanding increased to approximately 28.5 million compared to 27.9 million in 2009.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased 32.7% to $46.5 million compared to $69.1 million in 2009.

•	After adding back $6.3 million ($3.8 million, net of income tax) or $0.13 per diluted share in certain items*, the following would have been our adjusted results:

•	Net income attributable to Amedisys, Inc. decreased 29.1% to $25.5 million compared to $35.9 million in 2009.

•	Diluted earnings per share decreased 31.0% to $0.89 compared to $1.29 per diluted share in 2009.

•	EBITDA decreased 24.9% to $51.9 million compared to $69.1 million in 2009.

Nine-Month Periods Ended September 30, 2010 and 2009

•	Net service revenue increased $132.0 million or 11.9% to $1.2 billion compared to $1.1 billion in 2009, with $100.7 million of the increase related to growth through base/start-up agencies.

•	Net income attributable to Amedisys, Inc. decreased $7.6 million or 7.7% to $90.5 million compared to $98.0 million in 2009

•

Diluted earnings per share decreased 10.4% to $3.18 compared to $3.55 per diluted share in 2009. The weighted average number of diluted shares outstanding increased to approximately 28.5 million compared to 27.6 million in 2009.

•	EBITDA decreased 5.2% to $180.6 million compared to $190.4 million in 2009.

•	After adding back $7.5 million ($4.6 million, net of income tax) or $0.16 per diluted share in certain items*, the following would have been our results:

•	Net income attributable to Amedisys, Inc. decreased 3.1% to $95.0 million compared to $98.0 million in 2009.

•	Diluted earnings per share decreased 5.9% to $3.34 compared to $3.55 per diluted share in 2009.

•	EBITDA decreased 1.7% to $187.2 million compared to $190.4 million in 2009.

*	See footnote 2 on page 6 for explanation of these certain items.

William F. Borne, Chief Executive Officer of Amedisys, Inc. stated, “The quarter’s results reflect the volume fall-off we began experiencing in the second quarter. We have implemented a number of initiatives to better align our cost structure with current volume and improve our revenue moving forward. We continue to invest in delivering the highest quality care with a focus on operational efficiency and believe the long term prospects for the company are strong. These actions will better position the company moving forward.”

Updated 2010 Guidance

•	Net service revenue is anticipated to be in the range of $1.625 billion to $1.645 billion, excluding the effects of future acquisitions, if any are made.

•

Diluted earnings per share is expected to be in the range of $4.20 to $4.35 based on an estimated 28.5 million shares outstanding. This guidance does not include the effects of any share repurchases or the effects of future acquisitions, if any are made.

We urge caution in considering the current trends and 2010 guidance disclosed in this press release. The home health and hospice industry is highly competitive and subject to intensive regulations, and trends and guidance are subject to numerous factors, risks, and uncertainties, some of which are referenced in the cautionary language below and others that are described more fully in our reports filed with the Securities and Exchange Commission (“SEC”) including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and subsequent Quarterly Reports on Form 10-Q, and current reports on Form 8-K which can be found on the SEC’s internet website, http://www.sec.gov, and our internet website, http://www.amedisys.com. We disclaim any obligations to update disclosed information on trends.

Earnings Call and Webcast Information

To participate in the conference call, please dial (877) 419-6590 (Toll free) or (719) 325-4747 (Toll) a few minutes before 10:00 a.m. ET on Tuesday, October 26, 2010. A replay of the conference call will be available beginning at 1:00 p.m. ET on October 26, 2010 through November 2, 2010. The replay dial in number is (888) 203-1112 (Toll free) or (719) 457-0820 (Toll). The replay pin number is 6497296.

The call will also be available through our website and for seven days thereafter at the following web address: http://www.amedisys.com/investors.

We are headquartered in Baton Rouge, Louisiana. Our common stock trades on the NASDAQ Global Select Market under the symbol “AMED.”

Additional information

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding our company, is routinely posted on and accessible on the Investor Relations subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations subpage of our website.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open agencies, acquire additional agencies and integrate and operate these agencies effectively, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the home health industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by Federal and State governments, future cost containment initiatives undertaken by third-party payors, our access to financing due to the volatility and disruption of the capital and credit markets, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate and manage our information systems, changes in or developments with respect to any litigation or investigations relating to the Company, including the United States Senate Committee on Finance inquiry, the SEC investigation and the U.S. Department of Justice Civil Investigative Demand and various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures as defined under SEC rules: EBITDA, defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense and depreciation and amortization, adjusted EBITDA, defined as EBITDA plus certain items, adjusted net income attributable to Amedisys, Inc., defined as net income attributable to Amedisys, Inc. plus certain items and adjusted diluted earnings per share, defined as diluted earnings per share plus the earnings per share effect of certain items. In accordance with SEC rules, we have provided herein a reconciliation of these non-GAAP financial measures to the most directly comparable measures under generally accepted accounting principles (“GAAP”). Management believes that these are useful gauges of our performance and are common measures used in our industry to assess relative financial performance among companies.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED FINANCIAL STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

Balance Sheet Information

	September 30, 2010	December 31, 2009
Current assets	$282,257	$218,036
Total assets	1,263,922	1,172,351
Total current liabilities	218,627	229,306
Total long-term obligations	197,074	206,710
Total equity	848,221	736,335

Income Statement Information

	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2010	2009	2010	2009
Net service revenue	$404,680	$388,257	$1,239,996	$1,107,987
Cost of service, excluding depreciation and amortization	206,312	183,619	619,676	527,096
General and administrative and other expenses	161,260	143,904	465,370	413,699

Operating expenses	367,572	327,523	1,085,046	940,795

Operating income	37,108	60,734	154,950	167,192
Other expense	(1,357)	(1,675)	(5,793)	(6,234)

Income before income taxes	35,751	59,059	149,157	160,958
Income tax expense	(13,943)	(23,033)	(58,153)	(62,774)

Net income	21,808	36,026	91,004	98,184
Net income attributable to noncontrolling interests	(174)	(86)	(522)	(140)

Net income attributable to Amedisys, Inc.	$21,634	$35,940	$90,482	$98,044

Net income per share attributable to Amedisys, Inc. common stockholders:
Basic	$0.77	$1.31	$3.23	$3.62

Diluted	$0.76	$1.29	$3.18	$3.55

Weighted average shares outstanding:
Basic	28,096	27,340	28,007	27,106

Diluted	28,499	27,912	28,490	27,615

Cash Flow Information

	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$47,174	$88,624	$172,608	$218,922
Net cash used in investing activities	(13,974)	(23,286)	(41,660)	(64,771)
Net cash used in financing activities	(21,190)	(21,076)	(37,396)	(111,838)

Net increase in cash and cash equivalents	12,010	44,262	93,552	42,313
Cash and cash equivalents at beginning of period	116,027	898	34,485	2,847

Cash and cash equivalents at end of period	$128,037	$45,160	$128,037	$45,160

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA

(Financial Data in thousands)

(Unaudited)

	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2010	2009	2010	2009
Financial Data:
Depreciation and amortization expense	$8,832	$7,481	$25,297	$20,682
Capital expenditures	$13,625	$10,942	$37,535	$25,998
Key Statistical Data:
General
Number of home health agencies (1)	537	508	537	508
Number of hospice agencies (1)	72	61	72	61
Number of agencies acquired (2)	1	10	3	19
Number of agencies opened as start-up locations (2)	13	12	42	31
Days revenue outstanding, net (3)	30.8	33.2	30.8	33.2
Internal episodic-based revenue growth (4)	0.2%	18%	8%	20%
Internal episodic-based admission growth (5)	8%	4%	9%	5%
Internal episodic-based recertification growth (6)	(14%)	8%	(8%)	10%
Total visits (7)	2,260,608	2,236,590	6,880,669	6,441,025
Home Health
Episodic-based admissions (8)	63,472	57,767	191,826	172,088
Episodic-based recertifications (9)	45,931	52,834	143,216	153,105
Episodic-based completed episodes (10)	104,997	105,107	319,513	303,615
Average episodic-based revenue per completed episode (11)	$3,294	$3,189	$3,317	$3,132
Episodic-based visits per completed episode (12)	19.1	18.7	19.0	18.3
Hospice
Average daily census (13)	2,978	2,372	2,816	2,012
Average length of stay (14)	87	83	87	79

(1)

Includes the consolidation of four home health agencies and the closure of one hospice agency for the three-month period ended September 30, 2010 and the closure/consolidation of 17 home health agencies and one hospice agency during the nine-month period September 30, 2010.

(2)	Includes both home health and hospice agencies.
(3)

Our calculation of days revenue outstanding, net at September 30, 2010 and 2009 is derived by dividing our ending net patient accounts receivable (i.e. net of estimated revenue adjustments and allowance for doubtful accounts) by our average daily net patient revenue for the three-month period ended September 30, 2010 and 2009, respectively.

(4)	Internal episodic-based revenue growth is the percent increase in our base/start-up episodic-based revenue for the period as a percent of the total episodic-based revenue of the prior period.
(5)	Internal episodic-based admission growth is the percent increase in our base/start-up episodic-based admissions for the period as a percent of the total episodic-based admissions of the prior period.
(6)

Internal episodic-based recertification growth is the percent increase in our base/start-up episodic-based recertifications for the period as a percent of the total episodic-based recertifications of the prior period.

(7)

Total visits are defined as the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visited all eligible patients in their residences.

(8)

Episodic-based admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(9)

Episodic-based recertifications are defined as the number of patients recertified to our agencies during the period for an additional 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(10)

Episodic-based completed episodes are defined as the number of patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(11)	Average episodic-based revenue per completed episode is the average episodic-based revenue earned for each episodic-based completed episode of care.
(12)

Episodic-based visits per episode is calculated by dividing the total number of episodic-based visits on completed episodes in the period by the total number of episodic-based episodes completed in this period.

(13)	Average daily census is calculated by dividing the total number of patient days serviced in the period by the number of calendar days in the period.
(14)	Average length of stay is calculated by dividing the total number of days patients are on service in the period by the total number of days for discharged patients in the period.

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

(Unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2010	2009	2010	2009
Net income attributable to Amedisys, Inc.	$21,634	$35,940	$90,482	$98,044
Add:
Provision for income taxes	13,943	23,033	58,153	62,774
Interest expense, net	2,080	2,654	6,664	8,933
Depreciation and amortization	8,832	7,481	25,297	20,682

EBITDA (1)	$46,489	$69,108	$180,596	$190,433

Add:
Certain items (2)	6,279	—	7,480	—
Intangible write-off (2)	(873)	—	(873)	—

Adjusted EBITDA (3)	$51,895	$69,108	$187,203	$190,433

Adjusted Net Income Attributable to Amedisys, Inc. Reconciliation

	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2010	2009	2010	2009
Net income attributable to Amedisys, Inc.	$21,634	$35,940	$90,482	$98,044
Add:
Certain items (2)	3,831	—	4,563	—

Adjusted net income attributable to Amedisys, Inc. (4)	$25,465	$35,940	$95,045	$98,044

Adjusted Diluted Earnings Per Share Reconciliation

	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2010	2009	2010	2009
Net income attributable to Amedisys, Inc. common stockholders - diluted	$0.76	$1.29	$3.18	$3.55
Add:
Certain items (2)	0.13	—	0.16	—

Adjusted net income attributable to Amedisys, Inc. common stockholders - diluted (5)	$0.89	$1.29	$3.34	$3.55

(1)

EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(2)

During the three-month period September 30, 2010 we incurred certain costs associated with the realignment of operations including severance and legal expenses related to the United States Senate Committee on Finance inquiry and SEC investigation. In addition, for the nine-month period ended September 30, 2010 certain costs include the reversal of accrued bonuses during the second quarter of 2010. We also incurred costs associated with our exit activities for the three-and nine month periods ended September 30, 2010, which includes $0.9 million for the write-off of intangibles. During the three-month period ended September 30, 2010 we settled our Georgia indigent care liability and during the three-month period June 30, 2010 we received the Centers for Medicare and Medicaid Services (“CMS”) bonus payments as the result of the pay for performance demonstration. The following details these items for the three and nine-month periods ended September 30,2010:

	For the three-month periods ended September 30,			For the nine-month periods ended September 30,
		2010			2010
	(Income) Expense	Net of tax	EPS	(Income) Expense	Net of tax	EPS
Georgia indigent care liability	(3,676)	(2,242)	(0.08)	(3,676)	(2,242)	(0.08)
CMS bonus payment	—	—	—	(3,587)	(2,188)	(0.08)
Exit activities	6,904	4,212	0.15	8,340	5,087	0.18
Certain costs	3,051	1,861	0.06	6,403	3,906	0.14

Total	6,279	3,831	0.13	7,480	4,563	0.16

(3)

Adjusted EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, depreciation and amortization plus certain items as described in footnote 2. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(4)

Adjusted net income attributable to Amedisys, Inc. is defined as net income attributable to Amedisys, Inc. plus certain items as described in footnote 2. Adjusted net income attributable to Amedisys, Inc. should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted net income attributable to Amedisys, Inc. may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP measure in the same manner.

(5)

Adjusted diluted earnings per share is defined as diluted earnings per share plus the earnings per share effect of certain items as described in footnote 2. Adjusted diluted earnings per share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators or operating performance. This calculation of adjusted diluted earnings per share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.